MORGAN STANLEY
                                                                 SPECTRUM SERIES

        May 2008
        Monthly Report






This Monthly Report  supplements  the Spectrum  Funds'  Prospectus  dated May 1,
2008.







                                                           Issued: June 30, 2008




MORGAN STANLEY

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.






            1991  1992   1993  1994   1995  1996  1997 1998  1999   2000  2001   2002  2003   2004  2005   2006
FUND          %     %      %     %      %     %     %    %     %      %     %      %     %      %     %      %
----------------------------------------------------------------------------------------------------------------
Spectrum
Currency     --    --     --     --     --    --    --   --    --   11.7  11.1   12.2  12.4   (8.0)(18.3)  (3.4)
                                                                 (6 mos.)
----------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced     --    --     --   (1.7)  22.8  (3.6) 18.2 16.4   0.8    0.9  (0.3) (10.1)  6.2   (5.6)  4.2    2.4
                              (2 mos.)
----------------------------------------------------------------------------------------------------------------
Spectrum
Select     31.2 (14.4)  41.6   (5.1)  23.6   5.3   6.2 14.2  (7.6)   7.1   1.7   15.4   9.6   (4.7) (5.0)   5.9
         (5 mos.)
----------------------------------------------------------------------------------------------------------------
Spectrum
Strategic    --     --    --    0.1   10.5  (3.5)  0.4  7.8  37.2  (33.1) (0.6)   9.4  24.0    1.7  (2.6)  20.9
                             (2 mos.)
----------------------------------------------------------------------------------------------------------------
Spectrum
Technical    --     --    --   (2.2)  17.6  18.3   7.5 10.2  (7.5)   7.8  (7.2)  23.3  23.0    4.4  (5.4)   5.4
                             (2 mos.)
----------------------------------------------------------------------------------------------------------------

                       INCEPTION-  COMPOUND
                         TO-DATE  ANNUALIZED
             2007   2008  RETURN    RETURN
FUND           %      %      %         %
---------------------------------------------
Spectrum
Currency    (13.5)   4.6     2.9       0.4
                  (5 mos.)
---------------------------------------------
Spectrum
Global
Balanced      0.2   (2.5)   52.4       3.2
                  (5 mos.)
---------------------------------------------
Spectrum
Select        7.5   16.7   264.5       8.0
                  (5 mos.)
---------------------------------------------
Spectrum
Strategic     5.0    0.9    81.8       4.5
                  (5 mos.)
---------------------------------------------
Spectrum
Technical   (14.2)   8.2   118.8       5.9
                  (5 mos.)
---------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MAY 2008

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of May 31, 2008 was as follows:

FUND                                 N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                   $10.29                     0.84%
--------------------------------------------------------------------------------
Spectrum Global Balanced            $15.24                     2.41%
--------------------------------------------------------------------------------
Spectrum Select                     $36.45                     4.52%
--------------------------------------------------------------------------------
Spectrum Strategic                  $18.18                    -1.91%
--------------------------------------------------------------------------------
Spectrum Technical                  $21.88                     2.28%
--------------------------------------------------------------------------------


   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   EFFECTIVE MAY 8, 2008, MICHAEL ADAM IS NO LONGER A PRINCIPAL OF ASPECT CAPITAL LIMITED, A TRADING ADVISOR OF MORGAN STANLEY SPECTRUM TECHNICAL L.P.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

Month ended May 31, 2008        YTD ended May 31, 2008


Australian dollar       0.47       1.76
British pound           0.03      -0.27
Euro                    0.16       2.72
Japanese yen           -0.11      -1.12
Swiss franc            -0.03       0.92
Minor Currencies        0.96       3.76


Note: Reflects trading results only and does not include fees or interest income.

       Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund experienced gains primarily from long positions in the Australian dollar, Mexican peso, and Brazilian real versus the U.S. dollar, as well as short positions in the Korean won versus the U.S. dollar. These gains were partially offset by losses from both short and long positions in the New Zealand dollar versus the U.S. dollar, as well as long positions in the Singapore dollar versus the U.S. dollar and short positions in the Japanese yen versus the U.S. dollar. Trading results for the British pound and Swiss franc versus the U.S. dollar were essentially flat and had no material effect on overall Fund performance during the month.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)


Gains were achieved from long positions in the Australian dollar, Mexican peso, and Brazilian real versus the U.S. dollar as the value of the U.S. dollar weakened against these currencies amid renewed concerns of a slowing U.S. economy after U.S. government reports showed weaker-than-expected industrial production and a drop in U.S. consumer confidence. Elsewhere, gains were experienced from short positions in the Korean won versus the U.S. dollar as the value of the Korean won fell on concern that economic growth will slow in Asia because of surging energy prices.

Losses were incurred from both short and long positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand dollar moved without consistent direction throughout the month. Meanwhile, long positions in the Singapore dollar versus the U.S. dollar resulted in further losses as the value of the Singapore dollar fell against the U.S. dollar on the aforementioned worries regarding slowing growth in Asian economies. Finally, short positions in the Japanese yen versus the U.S. dollar recorded losses at the beginning of the month as the value of the Japanese yen increased after a drop in risk appetite prompted investors to reduce existing carry trade positions.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

Month ended May 31, 2008                 YTD ended May 31, 2008

Currencies                0.03             -0.32
Interest Rates            0.45             -2.19
Stock Indices             0.16             -2.14
Energies                  1.61              1.44
Metals                    0.28              0.96
Agriculturals             0.23              3.08


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the energy, global interest rate, metals, agricultural, and global stock index sectors. Trading results in the currency sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices continued to trend higher due to supply threats in Nigeria and Iraq, growing Asian fuel consumption, and news that service industries in the U.S. unexpectedly grew for the first time since December, thereby signaling higher energy demand. Furthermore, prices hit a record high on the New York Mercantile Exchange after the U.S. Department of Energy reported an unexpected decline in domestic inventories.

Additional gains were experienced in the global interest rate sector from short positions in European fixed-income futures as prices moved lower due to government reports of accelerating inflation and better-than-expected growth in the Euro-Zone during the first quarter, which boosted speculation that the European Central Bank may not cut interest rates at its next policy meeting.

Gains were also recorded in the metals markets from short positions in nickel, lead, and zinc futures as prices fell amid rising inventories and slower demand.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the agricultural markets, short positions in sugar futures resulted in gains as prices fell amid speculation that the current global surplus may continue in 2009. Meanwhile, short positions in cotton futures experienced gains as prices moved lower after the Department of Agriculture reported a significant decline in U.S. export sales. Elsewhere, gains were recorded from short positions in wheat futures as prices decreased amid favorable weather conditions for the crop in Canada and the southern U.S. Great Plains.

Smaller gains were recorded in the global stock index sector from long positions in Canadian, U.S., and European equity index futures as prices moved higher amid news of increased merger and acquisition activity and better-than-expected corporate earnings.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

Month ended May 31, 2008            YTD ended May 31, 2008

Currencies                  0.35       3.08
Global Interest Rates       1.12       3.05
Global Stock Indices       -0.38       0.29
Energies                    4.48       7.57
Metals                     -0.39       1.38
Agriculturals                  0        4.9


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the energy, global interest rate, and currency sectors. These gains were partially offset by losses recorded in the metals and global stock index sectors. Trading results in the agricultural sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices continued to trend higher due to supply threats in Nigeria and Iraq, growing Asian fuel consumption, and news that service industries in the U.S. unexpectedly grew for the first time since December, thereby signaling higher energy demand. Furthermore, prices hit a record high on the New York Mercantile Exchange after the U.S. Department of Energy reported an unexpected decline in domestic inventories. Elsewhere in the energy markets, long positions in natural gas futures experienced gains as prices moved higher due to declining production in Western Canada and on forecasts for an above-normal hurricane season in the Atlantic.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Additional gains were experienced in the global interest rate sector from short positions in European fixed-income futures as prices moved lower due to government reports of accelerating inflation and better-than-expected growth in the Euro-Zone during the first quarter, which boosted speculation that the European Central Bank may not cut interest rates at its next policy meeting.

Smaller gains were recorded in the currency sector from long positions in the Mexican peso, Turkish lira, Australian dollar, and Hungarian forint versus the U.S. dollar as the value of the U.S. dollar weakened against most of its major rivals amid renewed concerns of a slowing U.S. economy after U.S. government reports showed weaker-than-expected industrial production and a drop in U.S. consumer confidence.

Within the metals markets, long positions in copper and tin futures resulted in losses as prices fell amid rising inventories and slower demand. Elsewhere, losses were recorded from long positions in gold and silver futures as prices moved lower towards the end of the month amid speculative selling.

Finally, losses were incurred in the global stock index sector from short positions in Pacific Rim and European equity index futures as prices reversed higher amid news of increased merger and acquisition activity and better-than-expected corporate earnings.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

Month ended May 31, 2008             YTD ended May 31, 2008

Currencies                 -0.37       -1.49
Global Interest Rates      -0.88       -0.56
Gobal Stock Indices        -0.39       -3.15
Energies                    0.91        1.43
Metals                     -0.91        0.29
Agriculturals               0.33        8.33


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the metals, global interest rate, global stock index, and currency sectors. These losses were partially offset by gains recorded in the energy and agricultural sectors.

Within the metals markets, long positions in zinc, copper, and aluminum futures resulted in losses as prices fell amid rising inventories and slower demand. Elsewhere, losses were recorded from long positions in gold futures as prices moved lower towards the end of the month amid strength in the value of the U.S. dollar.

Additional losses were incurred in the global interest rate sector from long positions in European fixed-income futures as prices moved lower due to government reports of accelerating inflation and better-than-expected growth in the Euro-Zone during the first quarter, which boosted speculation that the European Central Bank may not cut interest rates at its next policy meeting. Meanwhile, long positions in U.S. and Japanese fixed-income futures resulted in losses as prices fell amid a rebound in the global equity markets and speculation that the U.S. economy may withstand the ongoing credit crisis, thus reducing demand for the relative "safety" of government bonds.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Smaller losses were experienced in the global stock index sector from short positions in Pacific Rim, U.S., and European equity index futures as prices reversed higher amid news of increased merger and acquisition activity and better-than-expected corporate earnings.

Finally, losses were recorded in the currency sector from long positions in the euro and Swiss franc versus the U.S. dollar as the value of the U.S. dollar reversed higher against these currencies towards the end of the month after stronger-than-expected economic reports signaled that the U.S. economy may avoid a recession, thereby fueling speculation that the U.S. Federal Reserve may raise interest rates this year. Meanwhile, short positions in the Japanese yen versus the U.S. dollar resulted in losses at the beginning of the month as the value of the Japanese yen reversed higher relative to the U.S. dollar after a drop in risk appetite prompted investors to reduce existing carry trade positions. Elsewhere, losses were incurred from both short and long positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand dollar moved without consistent direction throughout the month.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices continued to trend higher due to supply threats in Nigeria and Iraq, growing Asian fuel consumption, and news that service industries in the U.S. unexpectedly grew for the first time since December, thereby signaling higher energy demand. Furthermore, prices hit a record high on the New York Mercantile Exchange after the U.S. Department of Energy reported an unexpected decline in domestic inventories. Elsewhere in the energy markets, long positions in natural gas futures experienced gains as prices moved higher due to declining production in Western Canada and on forecasts for an above-normal hurricane season in the Atlantic.

Within the agricultural markets, gains were experienced during the beginning of the month from long futures positions in the soybean complex as prices moved higher amid speculation of a surge in domestic demand. Elsewhere, long positions in cocoa futures resulted in gains during the beginning of the month as prices increased amid worries that dry weather in the Ivory Coast, the world's largest supplier, may curb the size of the fall harvest.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

Month ended May 31, 2008             YTD ended May 31, 2008

Currencies                  0.33        3.04
Global Interest Rates       0.11        0.32
Global StockIndices        -0.38       -0.61
Energies                    3.36        7.08
Metals                      0.02        0.65
Agriculturals              -0.56        2.05


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the energy, currency, and global interest rate sectors. These gains were partially offset by losses recorded in the agricultural and global stock index sectors. Trading results in the metals sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices continued to trend higher due to supply threats in Nigeria and Iraq, growing Asian fuel consumption, and news that service industries in the U.S. unexpectedly grew for the first time since December, thereby signaling higher energy demand. Furthermore, prices hit a record high on the New York Mercantile Exchange after the U.S. Department of Energy reported an unexpected decline in domestic inventories. Elsewhere in the energy markets, long positions in natural gas futures experienced gains as prices moved higher due to declining production in Western Canada and on forecasts for an above-normal hurricane season in the Atlantic.

Additional gains were recorded in the currency sector from long positions in the Mexican peso, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar weakened against most of its major rivals amid renewed concerns of a slowing U.S. economy after U.S. government reports showed weaker-than-expected industrial production and a drop in U.S. consumer confidence. Meanwhile, short positions in the euro versus the Hungarian forint resulted in gains as the value of the Hungarian forint strengthened against the euro due to persistent inflationary pressures on the Hungarian economy.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Smaller gains were experienced in the global interest rate sector from short positions in European fixed-income futures as prices moved lower due to government reports of accelerating inflation and better-than-expected growth in the Euro-Zone during the first quarter, which boosted speculation that the European Central Bank may not cut interest rates at its next policy meeting.

Within the agricultural markets, long positions in corn futures incurred losses as prices declined during the beginning of the month after improved weather conditions were forecasted for the U.S. Midwest. Elsewhere, short futures positions in live cattle and lean hogs resulted in losses as prices reversed higher due to increased demand and speculative buying.

Smaller losses were experienced in the global stock index sector from short positions in Pacific Rim equity index futures as prices reversed higher amid news of increased merger and acquisition activity and better-than-expected corporate earnings.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2008 (UNAUDITED)

                                       MORGAN STANLEY                      MORGAN STANLEY
                                     SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                              ------------------------------        ------------------------------
                                             PERCENTAGE OF                         PERCENTAGE OF
                                              MAY 1, 2008                           MAY 1, 2008
                                              BEGINNING                              BEGINNING
                                 AMOUNT     NET ASSET VALUE           AMOUNT      NET ASSET VALUE
                              ------------  ----------------        ------------  ----------------
                                    $                %                    $               %
INVESTMENT INCOME
   Interest income (Note 2)        121,289           .12                  47,551          .15
                              ------------       -------            ------------       ------

EXPENSES
   Brokerage fees (Note 2)         387,485           .38                 120,139          .38
   Management fees (Note 3)        168,471           .17                  43,598          .14
   Incentive fee (Note 3)          131,673           .13                      --           --
                              ------------       -------            ------------       ------
     Total Expenses                687,629           .68                 163,737          .52
                              ------------       -------            ------------       ------
NET INVESTMENT LOSS               (566,340)         (.56)               (116,186)        (.37)
                              ------------       -------            ------------       ------

TRADING RESULTS
Trading profit (loss):

   Realized                        294,805           .29                (162,427)        (.52)
   Net change in unrealized      1,122,698          1.11               1,034,209         3.30
                              ------------       -------            ------------       ------
     Total Trading Results       1,417,503          1.40                 871,782         2.78
                              ------------       -------            ------------       ------
NET INCOME                         851,163           .84                 755,596         2.41
                              ============       =======            ============       ======


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2008 (UNAUDITED)

                                      MORGAN STANLEY                           MORGAN STANLEY
                                    SPECTRUM CURRENCY                     SPECTRUM GLOBAL BALANCED
                       ----------------------------------------  ----------------------------------------
                                                          PER                                        PER
                            UNITS          AMOUNT        UNIT       UNITS            AMOUNT         UNIT
                       -------------    -----------      ------  -------------    -----------      ------
                                             $              $                           $             $
Net Asset Value,
   May 1, 2008         9,906,255.104    101,082,941       10.20  2,106,210.696     31,340,517       14.88
Net Income                        --        851,163         .09             --        755,596         .36
Redemptions             (304,823.323)    (3,136,632)      10.29    (49,945.305)      (761,166)      15.24
Subscriptions             47,108.836        484,750       10.29     11,377.952        173,400       15.24
                       -------------    -----------              -------------     ----------       -----
Net Asset Value,
   May 31, 2008        9,648,540.617     99,282,222       10.29  2,067,643.343     31,508,347       15.24
                       =============     ==========              =============     ==========       =====




The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2008 (UNAUDITED)


                                       MORGAN STANLEY                      MORGAN STANLEY                MORGAN STANLEY
                                       SPECTRUM SELECT                   SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                                 -----------------------------       ---------------------------  ----------------------------
                                               PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                                MAY 1, 2008                        MAY 1, 2008                  MAY 1, 2008
                                                 BEGINNING                          BEGINNING                    BEGINNING
                                   AMOUNT     NET ASSET VALUE          AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE
                                 ----------   ----------------       ----------  ---------------   --------  -----------------
                                      $              %                    $             %              $             %
INVESTMENT INCOME
   Interest income (Note 2)         678,027         .12                249,315         .11           706,325        .12
                                 ----------        ----             ----------       -----        ----------       ----
EXPENSES
   Brokerage fees (Note 2)        2,795,715         .50              1,086,750         .50         2,906,796        .50
   Management fees (Note 3)       1,122,512         .20                505,412         .23         1,080,010        .17
   Incentive fees (Note 3)          522,203         .09                     --          --           204,304        .04
                                 ----------        ----             ----------       -----        ----------       ----
         Total Expenses           4,440,430         .79              1,592,162         .73         4,191,110        .71
                                 ----------        ----             ----------       -----        ----------       ----
NET INVESTMENT LOSS              (3,762,403)       (.67)            (1,342,847)       (.62)       (3,484,785)      (.59)
                                 ----------        ----             ----------       -----        ----------       ----

TRADING RESULTS
Trading profit (loss):
   Realized                      17,112,766        3.06             (1,364,511)       (.63)        6,419,188       1.10
   Net change in unrealized      11,902,991        2.13             (1,437,718)       (.66)       10,291,558       1.77
                                 ----------        ----             ----------       -----        ----------       ----
      Total Trading Results      29,015,757        5.19             (2,802,229)      (1.29)       16,710,746       2.87
                                 ----------        ----             ----------       -----        ----------       ----
NET INCOME (LOSS)                25,253,354        4.52             (4,145,076)      (1.91)       13,225,961       2.28
                                 ==========        ====             ==========       =====        ==========       ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2008 (UNAUDITED)

                                MORGAN STANLEY                      MORGAN STANLEY                     MORGAN STANLEY
                                SPECTRUM SELECT                   SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                    -----------------------------------  -----------------------------------   -----------------------------------
                                                    PER                                PER                                    PER
                       UNITS          AMOUNT       UNIT      UNITS          AMOUNT     UNIT        UNITS          AMOUNT      UNIT
                    ----------        ------       ----     -------         ------     ----    ------------       ------      ----
                                        $           $                         $         $                           $           $
Net Asset Value,
   May 1, 2008     16,033,328.906  559,143,039    34.87  11,724,975.841  217,349,998   18.54   27,173,721.429   581,359,168   21.39
 Net Income (Loss)             --   25,253,354     1.58              --   (4,145,076)   (.36)              --    13,225,961     .49
 Redemptions         (450,626.980) (16,425,354)   36.45    (157,940.413)  (2,871,357)  18.18     (890,592.058)  (19,486,154)  21.88
 Subscriptions        158,098.399    5,762,687    36.45     135,210.326    2,458,123   18.18      199,137.272     4,357,123   21.88
                   --------------   ----------           --------------  -----------           --------------   -----------
Net Asset Value,
   May 31, 2008    15,740,800.325   573,733,726   36.45  11,702,245.754  212,791,688   18.18   26,482,266.643   579,456,098   21.88
                   ==============   ===========          ==============  ===========           ==============   ===========



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   On January 1, 2008, the portion of the Partnership's assets which are managed by Blenheim Capital Management, L.L.C. ("Blenheim") were initially invested as capital in Morgan Stanley Managed Futures BHM I, LLC ("BHM I, LLC"). BHM I, LLC was formed in order to permit commodity pools operated by Demeter Management Corporation ("Demeter") and managed by Blenheim to invest together in one trading vehicle and promote efficiency and economy in the trading process. Demeter is the trading manager of BHM I, LLC. The Partnership's allocation to Blenheim is effected by investing substantially all of the capital that is allocated to Blenheim in the Trading Company. There is no change to the investors as a result of the investment in BHM I, LLC as all the fees are all calculated at the Partnership level.

   The general partner of each Partnership is Demeter. The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
 C-View International Limited
 DKR Fusion Management L.P.
 FX Concepts Trading Advisor, Inc.
 John W. Henry & Company, Inc.
 Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
 Altis Partners (Jersey) Limited ("Altis")
 C-View International Limited ("C-View")
 SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
 Altis Partners (Jersey) Limited
 EMC Capital Management, Inc. ("EMC")
 Graham Capital Management, L.P. ("Graham")
 Northfield Trading L.P. ("Northfield")
 Rabar Market Research, Inc. ("Rabar")
 Sunrise Capital Management, Inc. ("Sunrise")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
 Blenheim Capital Management, L.L.C.
 Eclipse Capital Management, Inc. ("Eclipse")
 FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
 Aspect Capital Limited ("Aspect")
 Campbell & Company, Inc. ("Campbell")
 Chesapeake Capital Corporation ("Chesapeake")
 John W. Henry & Company, Inc. ("JWH")
 Rotella Capital Management Inc. ("Rotella")
 Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, Chesapeake, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036




Morgan Stanley


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